Exhibit 99.1

Coley Pharmaceutical Group Reports Second Quarter and Six-month

Financial Results

Wellesley, MA, August 2, 2007 – Coley Pharmaceutical Group, Inc. (Nasdaq: COLY), a biopharmaceutical company discovering and developing a novel class of drug candidates known as TLR Therapeutics™, today reported financial results for the second quarter and six months ended June 30, 2007.

FINANCIAL UPDATES

Financial Results for the Second Quarter

Net loss increased in the second quarter of 2007 by $5.7 million to $14.0 million from a loss of $8.3 million in the same period of 2006. The increase in net loss is due primarily to a $16.8 million purchased technology charge associated with Coley’s acquisition of 3M Company’s therapeutic Toll-like receptor (TLR) assets.

Revenues increased by $10.5 million in the second quarter of 2007 to $15.4 million compared to $4.9 million in the same period of 2006. The increase in revenue primarily resulted from new licensing agreements with Merck & Co., Inc. and Dynavax Technologies Corporation, as well as from an increase of $0.9 million in cost reimbursement from Pfizer Inc for development services incurred on their behalf under our licensing agreement with them.

Research and development (R&D) expenses totaled $8.7 million for the three months ended June 30, 2007 versus $10.9 million in the same period of 2006. The $2.2 million decrease in R&D expenses is primarily due to a reduction in clinical trial and drug development expenses associated with the suspension of the ACTILON™ clinical development program. Consistent with Coley’s strategy to pioneer the development of second-generation TLR Therapeutics, discovery research and preclinical expenses within R&D increased $0.7 million over the same quarter in the prior year.

Coley reported a $16.8 million charge in the three months ended June 30, 2007 to acquire 3M’s therapeutic TLR assets. This charge for purchased technology represents the present value of the $20.0 million purchase price.

General and administrative (G&A) expenses were $2.9 million in the second quarter of 2007 versus $3.1 million in the second quarter of 2006. This decrease is primarily attributable to reduced compensation expense associated with the suspension of the ACTILON clinical development program.

Royalty expense increased by $1.4 million to $2.0 million in the three months ended June 30, 2007 from $0.6 million in the same period of 2006. The increase resulted primarily from royalties paid to the University of Iowa Research Foundation (UIRF) and the Ottawa Health Research Institute (OHRI) related to licensing payments received from Merck and Dynavax.

As of June 30, 2007, unrestricted cash, cash equivalents and marketable securities totaled $95.9 million compared to $107.0 million as of December 31, 2006. Shares outstanding at June 30, 2007 were approximately 26.5 million.

Financial Results for Six Months Ended June 30, 2007

For the six months ended June 30, 2007, Coley reported a net loss attributable to shareholders of $21.7 million versus $16.1 million in the same period of 2006. The increase in net loss is primarily attributed to the charges associated with purchased technology from 3M.

Revenues increased by $11.0 million to $20.9 million in the six months ended June 30, 2007 compared to the same period of 2006. Collaborator revenue increased by $10.6 million due primarily to license fees received from Merck and Dynavax. Revenue earned from cost reimbursement increased by $1.2 million due to reimbursement from Pfizer for development services under our licensing agreement with them.

Research and development expenses decreased by $3.0 million to $18.7 million for the six months ended June 30, 2007 versus $21.7 million in the same period of 2006 primarily as a result of suspending the clinical development of ACTILON.

2007 year to date cash used by operations decreased by $13.0 million to $5.9 million compared to the same period in 2006. The decrease is primarily due to an increase of $10.8 million in cash received from collaborators and a reduction in operating expenses, excluding the charge for purchased technology.

SECOND QUARTER EVENTS

Commenting on the previously announced clinical setback of PF-3512676, Dr. Robert Bratzler, Coley’s President and Chief Executive Officer, stated, “The failure of PF-3512676 in combination with cytotoxic chemotherapy to add benefit in the treatment of advanced non–small cell lung cancer was disappointing. Pfizer is continuing its trials of PF-3512676 in refractory non-small cell lung cancer in combination with Tarceva® and in advanced melanoma in combination with Pfizer’s anti-CTLA-4 (cytotoxic T lymphocyte antigen-4) targeted monoclonal antibody (CP-675,206). In the coming months, we hope to provide additional clarity on Pfizer’s ongoing and planned clinical programs with PF-3512676.”

Dr. Bratzler continued, “Despite the setback, we and our collaborators continued to make steady progress this quarter advancing our pipeline of clinical and late-stage preclinical product candidates. In particular, GlaxoSmithKline announced this past quarter that

VaxImmune™ will be entering Phase III clinical testing as part of GSK’s immunotherapeutic for lung cancer. Coley remains focused on creating value by advancing our unpartnered proprietary TLR therapeutics pipeline while maximizing, through partnerships, the potential of our vaccine adjuvant, VaxImmune.”

In the second quarter of 2007, Coley broadened its pipeline, advanced its partnered programs and capitalized on the value of its intellectual property, including:

•

Acquisition of 3M’s therapeutic Toll-like receptor (TLR) assets. The acquisition includes a pipeline of clinical and preclinical small molecule candidates targeting TLR7 and TLR8, an intellectual property estate and a library of small molecule compounds that stimulate TLR7 and TLR8.

•	Merck obtained a non-exclusive license to incorporate Coley’s vaccine adjuvant, VaxImmune, into vaccines being developed by Merck for certain infectious diseases and Alzheimer's disease.

•

GlaxoSmithKline announced plans to initiate a Phase III clinical trial of its MAGE-A3 immunotherapeutic, incorporating VaxImmune, in patients with early stage, completely resected non-small cell lung cancer (stage IB, II or IIIA NSCLC).

•	sanofi-aventis completed patient enrollment in a Phase I safety trial of AVE-0675 which is being developed for the treatment of asthma.

•

Coley granted Dynavax a non-exclusive license under Coley's immunostimulatory oligonucleotide patent estate for the commercialization of HEPLISAV™, a hepatitis B prophylactic vaccine, currently in Phase III clinical trials.

2007 FINANCIAL GUIDANCE AND OUTLOOK

Based on the licensing revenue in the second quarter from Merck and Dynavax, as well as the acquisition of 3M’s therapeutic TLR assets, Coley is updating its 2007 financial guidance. Coley now expects its full-year net loss to be approximately $37.0 million to $39.0 million and its estimated cash burn to be between $30.0 million and $33.0 million in 2007. As a result, Coley expects unrestricted cash, cash equivalents and marketable securities to be in the range of $74.0 million to $77.0 million at the end of 2007.

•

Revenues: Coley expects 2007 revenue to be in the range of approximately $30.0 million to $32.0 million. This includes revenues from Coley's ongoing licensing agreements with Pfizer and other collaborators, as well as Merck and Dynavax licensing revenues recorded in the first six months of 2007, and revenues from government contracts.

•	Research and Development (R&D) Expense: Coley continues to estimate that its research and development expenses will be approximately $39.0 million in 2007, inclusive of stock compensation expense.

•	Purchased Technology: Coley’s second quarter 2007 purchase of 3M’s therapeutic TLR assets resulted in a $16.8 million charge.

•

General and Administrative (G&A) Expense: Coley continues to estimate that its general and administrative expenses for 2007 are expected to by approximately $12.0 million, inclusive of stock compensation expense.

•

Stock Compensation Expense: Coley estimates stock compensation expense of approximately $6.5 million for 2007. Of this amount, approximately $3.2 million will be recorded as G&A expense, and approximately $3.3 million will be recorded as R&D expense.

•

Capital Expenditures and Loan Repayments: Coley continues to estimate that its capital expenditures for 2007 will be approximately $2.0 million. Coley also expects to repay a bank loan of approximately $2.0 million.

INVESTOR CALL

Coley will host an investor conference call at 4:30 p.m. U.S. Eastern Time on August 2, 2007 to discuss second quarter 2007 financial results.

To access the live audio broadcast or the subsequent archived recording of the call, please visit the Investor Center section of the Coley website at www.coleypharma.com. Please log onto Coley’s website several minutes prior to the start of the call to ensure adequate time for any software download that may be required. A replay of this webcast will be available through August 16, 2007.

Investors may participate in the conference call by dialing either + 1-888-680-0878 in the U.S. or + 1-617-213-4855 outside the U.S. and typing in the passcode 33063062. A replay of this call will be available at + 1-888-286-8010 (U.S.) or +1- 617-801-6888 (international) using the passcode 73949500 until August 16, 2007.

The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com and institutional investors can access the call via www.streetevents.com.

About Coley Pharmaceutical Group

Coley Pharmaceutical Group, Inc. is an international biopharmaceutical company, headquartered in Wellesley, Massachusetts, USA, that discovers and develops TLR

Therapeutics™, a new class of investigational drug candidates that direct the human immune system to fight cancers, allergy and asthma disorders and to enhance the effectiveness of vaccines. Coley has established a pipeline of TLR Therapeutic product candidates currently advancing through clinical development with partners and has additional product candidates in preclinical development. Coley has product development, research and license agreements with Pfizer, sanofi-aventis, GlaxoSmithKline, Merck, Novartis Vaccines and the United States government. For further information on Coley Pharmaceutical Group please visit www.coleypharma.com.

Safe Harbor Statement

Certain statements in this news release concerning Coley's business are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to Coley’s estimated financial results for the fiscal year ending December 31, 2007. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Coley might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; uncertainties as to the future success of ongoing and planned clinical trials; the risk that results from early stage clinical trials may not be indicative of results in later stage trials; the unproven safety and efficacy of products under development; intellectual property rights and litigation; competitive products; and other risks identified in Coley's filings with the Securities and Exchange Commission including, but not limited to, Coley's Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Coley undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

Coley Pharmaceutical Group, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2007	December 31, 2006
Assets
Cash, cash equivalents and marketable securities	$95,926	$107,046
Accounts receivable	698	448
Deferred royalty fees	5,430	6,258
Property and equipment, net	4,462	4,597
Other assets	4,127	3,926

Total assets	$110,643	$122,275

Liabilities and Shareholders' Equity
Current liabilities	$6,695	$6,206
Deferred revenue (current and long-term)	35,221	41,469
Note payable	3,241	3,117
Payable due to 3M (current and long-term) (1)	11,757	—
Other long-term liabilities	942	841
Shareholders’ equity	52,787	70,642

Total liabilities and shareholders’ equity	$110,643	$122,275

(1)	In the six months ended June 30, 2007, the Company recorded an $11.8 million obligation to 3M for research assets purchased from them. Under the terms of the agreement, 3M will receive guaranteed cash payments totaling $20.0 million over a three year period. The $11.8 million represents the present value of the $20.0 million payable less $5.0 million paid in June 2007.

Coley Pharmaceutical Group, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue
Collaborative agreements	$14,262	$3,983	$18,614	$8,007
Government contracts and grants	1,095	894	2,266	1,918

Total revenue	15,357	4,877	20,880	9,925

Operating expenses
Research and development	8,706	10,902	18,739	21,719
Purchased technology	16,757	—	16,757	—
General and administrative	2,932	3,109	6,815	5,972
Royalty expense	1,983	555	2,457	1,060

Total operating expenses	30,378	14,566	44,768	28,751

Loss from operations	(15,021)	(9,689)	(23,888)	(18,826)

Other income, net	1,001	1,359	2,152	2,705

Net loss	($14,020)	($8,330)	($21,736)	($16,121)

Net loss per share
Basic and diluted net loss per share	($0.53)	($0.32)	($0.82)	($0.62)

Weighted average shares used to compute basic and diluted loss per share	26,508	26,230	26,470	26,147

Note 1: For the six months ended June 30, 2007, the Company recorded charges of $1.5 million associated with the Company’s January 2007 decision to suspend its independent clinical development of ACTILON of which $0.9 million was recorded within research and development expenses and $0.6 million was recorded within general and administrative expenses.

Note 2: For the three and six months ended June 30, 2007, the Company recorded a $16.8 million charge for research assets purchased from 3M.

Note 3: The following tables show stock-based compensation expense included in the condensed consolidated statement of operations for the three and six months ended June 30, 2007 and 2006.

	(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Research and development	$704	$563	$1,498	$1,253
General and administrative	770	700	1,781	1,371

Total stock-based compensation expense	$1,474	$1,263	$3,279	$2,624

Coley Pharmaceutical Group, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2007	2006
Net cash used in operating activities	($5,905)	($18,893)

Cash flows from investing activities
Net maturities (purchases) of marketable securities	16,020	(11,501)
First annual payment for purchased technology	(5,000)	—
Purchases of property and equipment	(423)	(384)
Other	(113)	46

Net cash provided by (used in) investing activities	10,484	(11,839)

Cash flows from financing activities
Principal payments of capital lease obligations	(75)	(590)
Proceeds from stock option exercises	118	512
Proceeds from repayment of shareholder note	—	44
Net cash provided by (used in) financing activities	43	(34)

Exchange rate effect on cash and cash equivalents	274	376

Net increase (decrease) in cash and cash equivalents	4,896	(30,390)
Cash and cash equivalents, beginning of period	52,505	85,911

Cash and cash equivalents, end of period	$57,401	$55,521

Marketable securities, end of period	$38,525	$65,763

Cash, cash equivalents, and marketable securities, end of period	$95,926	$121,284

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